Exhibit 99.2
Contacts:
For Sears Holdings Corporation
Chris Brathwaite
(847) 286-4681
SEARS HOLDINGS ANNOUNCES FINAL RESULTS OF CASH AND STOCK
ELECTIONS BY SEARS, ROEBUCK AND CO. SHAREHOLDERS
HOFFMAN ESTATES, Ill., March 30, 2005 – Sears Holdings Corporation (Nasdaq: SHLD), the major new retail company resulting from the merger of Kmart Holding Corporation and Sears, Roebuck and Co., has been informed by EquiServe Trust Company, N.A., the exchange agent in connection with the merger, that final results of the cash and stock elections by Sears, Roebuck and Co. shareholders are as follows:
Cash Elections: Valid elections to receive $50 in cash for each share of Sears, Roebuck common stock were made with respect to 7,382,118 shares of Sears, Roebuck common stock;
Stock Elections: Valid elections to receive 0.5 of a share of Sears Holdings common stock for each share of Sears common stock were made with respect to 197,655,072 shares of Sears, Roebuck common stock; and
Non-Elections: No election was made with respect to 21,185,749 shares of Sears, Roebuck stock.
These elections were subject to proration calculations so that, in the aggregate, 55 percent of the Sears, Roebuck shares outstanding as of the closing on March 24, 2005 were converted into the right to receive 0.5 of a share of Sears Holdings common stock per share and 45 percent were converted into the right to receive $50 in cash per share. Based on these final results of the elections, the merger consideration to be paid to Sears shareholders is as follows:
Cash Elections: Sears, Roebuck shareholders who validly elected cash will receive $50 for each Sears, Roebuck share with respect to which that election was made;
Stock Elections: Sears, Roebuck shareholders who validly elected to receive Sears Holdings stock will receive 0.5 of a share of Sears Holdings common stock for approximately 62.95 percent of their shares and $50 in cash for approximately 37.05 percent of their shares with respect to which that election was made; and
Non-Elections: Sears, Roebuck shareholders who did not make a valid election will receive $50 in cash for each of their Sears, Roebuck shares.
Pursuant to the Agreement and Plan of Merger dated as of November 16, 2004, by and among Sears Holdings, Kmart, Sears, Roebuck, Kmart Acquisition Corp. and Sears Acquisition Corp., fractional shares of Sears Holdings will not be issued. In lieu thereof, shareholders will receive cash based on the closing Kmart stock price of $124.83 on March 23, 2005.
Kmart shareholders received one share of Sears Holdings common stock for each Kmart share.
In connection with the consummation of the merger, approximately 157.4 million shares of Sears Holdings common stock are being issued to former Sears, Roebuck and Kmart shareholders and approximately $5.1 billion in cash is being paid to former Sears, Roebuck shareholders.
About Sears Holdings Corporation
      Sears Holdings Corporation is the nation’s third largest broadline retailer, with approximately $55 billion in annual revenues, and with approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. For more information, visit Sears Holdings’ website at http://www.searshc.com .
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This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sears Holdings Corporation, Kmart Holding Corporation and Sears, Roebuck and Co., including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Sears Holdings’ management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the Kmart and Sears, Roebuck businesses will not be integrated successfully; failure to quickly realize synergies and cost-savings from the transaction as a result of technical, logistical, competitive and other factors; disruption from the transaction making it more difficult to maintain relationships with clients, employees or suppliers; competitive conditions in retail and related services industries; changes in consumer confidence, tastes, preferences and spending; the availability and level of consumer debt; anticipated cash flow and the ability of Sears Holdings to maintain sufficient operating cash flow and liquidity; the successful execution of, and customer response to, strategic initiatives, including the full-line storestrategy and the conversion and integration of the Kmart stores and other new store locations; the pace of growth in store locations, which may be higher or lower than anticipated; the possibility that new business and strategic options for one or more business segments will be identified, potentially including selective acquisitions, dispositions, restructurings, joint ventures and partnerships; trade restrictions, tariffs, and other factors potentially affecting the ability to find qualified vendors and access products in an efficient manner; the ability to successfully implement initiatives to improve inventory management capabilities; anticipated cash flow; changes in interest rates; the outcome of pending legal proceedings and bankruptcy claims; social and political conditions such as war, political unrest and terrorism or natural disasters; the possibility of negative investment returns in any pension plans; volatility in financial markets; changes in debt ratings, credit spreads and cost of funds; the possibility of interruptions in systematically accessing the public debt markets; the impact of seasonal buying patterns, which are difficult to forecast with certainty; and general economic conditions and normal business uncertainty. These forward-looking statements speak only as of the time first made, and no undertaking has been made to update or revise them as more information becomes available. Additional factors that could cause Kmart’s and Sears, Roebuck’s results to differ materially from those described in the forward-looking statements can be found in the 2004 Annual Reports on Forms 10-K of Kmart and Sears, Roebuck filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).
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